 Exhibit 23.1

[Letterhead of KPMG LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
FEI Company:

We consent to the use of our reports dated February 17, 2012, with respect to the consolidated balance sheets of FEI Company as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows, for the years ended December 31, 2011 and 2010, and the effectiveness of internal control over financial reporting as of December 31, 2011 and 2010, incorporated herein by reference.

/s/KPMG LLP
Portland, Oregon
November 29, 2012